UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):

[ ]Form 10-K    [ ]Form 20-F    [ ]Form 11-K    [X]Form 10-Q    [ ] Form N-SAR

               For Period Ended:  June 30, 2000
               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition  Report on Form 10-Q
               [ ] Transition  Report on Form N-SAR
               For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

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Full Name of Registrant:

Anaconda Venture Corporation
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Former Name if Applicable:

N/A
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Address of Principal Executive Office (Street and Number):

19900 MacArthur Boulevard, Suite 660
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City, State and Zip Code:

Irvine, California 92612
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PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [ ]     (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [x]     (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]     (c)      The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Need) SEC 1344 (6/94)

      Registrant's independent auditors have not yet completed their audit of the finanacial statements of the Registrant for the period ended June 30, 2000 and are, therefore, unable to furnish their opinion on such finanacial statements.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

              Tim T. Chang            (949)               851-9800
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                (Name)             (Area Code)        (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)

                                                                  [X} Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion there?

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                                  [ } Yes [X] No
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                          Anaconda Venture Corporation
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date August 15, 2000                      By /s/ Tim T. Chang
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                                                 Tim t. Chang
                                                 Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.